EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (No. 33-88072) on Form S-8 of our report dated June 14, 2006 appearing in the annual report on Form 11-K of Camco Financial & Subsidiaries Salary Savings Plan as of December 31, 2005 and 2004 and for the year ended December 31, 2005.
/s/ Plante and Moran, PLLC
Columbus, Ohio
June 23, 2006